Exhibit 99.1

Borealis Foods’ CEO Reza Soltanzadeh Issues Letter to Shareholders

Providing Corporate Update

Toronto, ON, April 16, 2024 – Borealis Foods Inc. ("Borealis" or the "Company") (Nasdaq: BRLS), a pioneering food tech company dedicated to crafting premium-quality, nutritious food solutions accessible to all, today announced that CEO Reza Soltanzadeh has issued a letter to shareholders that provides an update on recent corporate developments.

Dear Fellow Shareholders:

Reflecting on 2023, I am proud to acknowledge the remarkable strides Borealis has made, and I extend my deepest gratitude to our dedicated team for their unwavering commitment. Borealis had a remarkable 2023, marking yet another year of revenue growth and achievements across all our business initiatives, while maintaining our steadfast commitment to our cause and core values. From the outset, our vision at Borealis has been resolute: to play our part in alleviating malnutrition worldwide.

Key Accomplishments

•	Successfully secured a $50 million injection to fund Borealis’ continuous growth.
•	Partnered with Gordon Ramsay, who joined Borealis as a brand ambassador and investor, and shares our mission to help reduce global malnutrition with nutritious and affordable foods.
•	Launched in U.S. schools the first whole-grain high-protein noodles, “WoodlesTM”, an innovative product rewarded with the “Best Foodservice Initiative” by the 2023 World Plant-based Innovation Awards.
•	Partnered with FSF (Food Systems for the Future, a non-profit organization envisioning a malnutrition-free world, headed by Ambassador Ertharin Cousin) to address global food security challenges in collaboration with leading humanitarian food programs.
•	Completed the complex process of being listed on the NASDAQ, joining leading food tech companies in the high-protein space, which we believe positions the Company to access capital for future expansion.

2023 Financial & Business Highlights

•	Increased the sales of our retail products, Chef WooTM and Ramen ExpressTM, by 18.5%, as compared to 2022.
•	Expanded our distribution points to over 18,000 stores in the U.S. and 3,300+ stores in Canada, and started distribution in 700+ stores in Mexico.
•	Rapidly grew our e-Commerce channels such as Amazon, which saw an almost 8x sales growth in 2023.

We are proud of all that we accomplished during 2023, and are building upon that success in 2024. Earlier this year, we began developing our retail channel sales footprint into Europe and are now in 300 stores with a pipeline of 3,000 additional stores expected to stock our ramen in Europe later in the year. With the addition of Walmart.com, our E-commerce channels are growing at exponential speed and becoming an important revenue stream for our business while providing us with numerous advantages, including greater control over customer relationships, income stream diversification, and enhanced economic efficiency.

Among our many goals for 2024 is the continued expansion of our institutional business, which includes our Woodles for schools across the U.S. along with other opportunities such as the military, correctional facilities, and humanitarian food programs. As noted in the recent announcement of our participation in the Feeding America® “Fight Hunger. Spark Change.” program, our nutritious and affordable ramen meals play an essential role in fighting malnutrition. Consistent with our mission, the partnership between our manufacturing subsidiary, Palmetto Gourmet Foods, and Feeding America makes our Chef Woo ramen available in approximately 600 Sam’s Clubs® across the U.S., giving shoppers a great-tasting way to fight hunger at an affordable price. We expect the contribution from this program, along with our other initiatives, to drive growth and improve our operating and financial performance as we move through the year.

Together, with steadfast resolve and collective effort, we're poised to continue our journey of making a tangible difference in the fight against malnutrition while providing positive results for our shareholders.

In Good Health,

Reza Soltanzadeh

CEO

Borealis Foods Inc.

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About Borealis

Borealis is an innovative food technology company with a mission to address global food security challenges through its research and development of tasty highly nutritious and functional food products that are both affordable and sustainable. The Company's focus on affordability and sustainability reflects its commitment to making a positive impact on both human life and the planet. Through its wholly-owned subsidiary, Palmetto Gourmet Foods, Borealis has created meals that are made with organic noodles, and are vegan, vegetarian, Halal, Kosher, plant-based, egg and dairy free, non-GMO, free of added MSG and TBHQ free. Borealis distributes its food products throughout the United States, Canada, Mexico and recently began distributing its products in Europe.

Forward Looking Statements

Certain statements made in this release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the and future financial condition and performance of Borealis, and the expected financial impacts of the Business Combination (including future revenue and pro forma enterprise value), markets, and expected future growth and market opportunities. Forward-looking statements generally relate to management's current expectations, hopes, beliefs, intentions, strategies, plans, objections or projections about future events or Borealis' future financial condition or operating performance. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements and readers should not rely on these forward-looking statements as predictions of future events.

Forward-looking statements are based upon estimates and assumptions that, while considered reasonable by management of Borealis, are inherently uncertain. Factors that may cause actual result to differ from current expectations include, but are not limited to: financial and operating performance; changes to existing applicable laws or regulations; the possibility that Borealis or the combined company may be adversely affected by economic, business, or competitive factors; Borealis' estimates of revenue, expenses, operating costs and profitability; the evolution of the markets in which Borealis competes and Borealis' ability to enter new markets effectively; and the ability of Borealis to implement its strategic initiatives and continue to innovate its existing services.

Forward-looking statements speak only as of the date they are made. Investors are cautioned not to put undue reliance on forward-looking statements and Borealis assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities and other applicable laws.

Contacts

Investors:

Jeremy Hellman

Vice President

The Equity Group

jhellman@equityny.com

(212) 836-9626

Media:

Henry Wong
Chief Marketing Officer
Borealis Foods
hwong@borealisfoods.com

(905) 278-2200